Exhibit 4.15

Coal Sales Contract

Party A (Seller): Shanxi Yidayang Coal Transportation and Sales Co., Ltd.

Contract No.: YDY-JH20180501

Party B (Buyer): Liulin Junhao Coal Coke Trading Co., Ltd.     Signed at: -

Party A and Party B have reached the following terms through friendly negotiation:

1. Party A will supply 500,000 t middlings to Party B from May 1, 2018 to December 25, 2018.

2. Middlings supplied by Party A will be in the quality as shown in the middlings storage yard.

3. Party A will supply Party B with middlings at the unit price of RMB 370/ton for 5# and RMB 410/ton for 8# (incl. of VAT) subject to adjustment upon confirmation in a temporary agreement otherwise signed by both parties.

4. Delivery of goods: pick-up by Party B at-.

5. Settlement: The testing results and the settlement amount will be as provided by Party B: Required moisture ≤10%. Once exceeded, moisture less 5%.

6. Payment method: Spot exchange or acceptance.

7. Any dispute arising from the performance of this contract shall be resolved through friendly negotiation or, failing that, referred to the people's court where Party A is located.

9. This contract is made in quadruplicate, with two copies for each party. It shall become effective when sealed by both parties.

Party A: (seal)	Party B: (seal)
Representative:	Representative:
Tel.:	Tel.:
Bank name and account No.:	Bank name and account No.:

May 1, 2018

/s/ Liulin Junhao Coal Coke Trading Co., Ltd. (seal)
/s/ Special seal for contractual uses

Shanxi Yidayang Coal Transportation and Sales Co., Ltd.

Address:-

Bank name: -

Account No.: -

PC.: -